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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number: 333-45546

                        CarMax Auto Owner Trust 2001-2
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                    (Issuer with respect to the securities)

                       Pooled Auto Securities Shelf LLC
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            (Exact name of registrant as specified in its charter)

                            One First Union Center
                        Charlotte, North Carolina 28288
                                (704) 383-8437
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                        CarMax Auto Owner Trust 2001-2
                     2.00100% Class A-1 Asset Backed Notes
                      2.52% Class A-2 Asset Backed Notes
                      3.32% Class A-3 Asset Backed Notes
                      3.94% Class A-4 Asset Backed Notes
                        4.18% Asset Backed Certificates
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           (Title of each class of securities covered by this Form)

                                     None
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          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  _____         Rule 12h-3(b)(1)(i)    X
                                                        -----
Rule 12g-4(a)(1)(ii) _____         Rule 12h-3(b)(1)(ii) _____
Rule 12g-4(a)(2)(i)  _____         Rule 12h-3(b)(2)(i)  _____
Rule 12g-4(a)(2)(ii) _____         Rule 12h-3(b)(2)(ii) _____
                                   Rule 15d-6           _____

     Approximate number of holders of record as of the certification or notice date: 28
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Pooled
Auto Securities Shelf LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        POOLED AUTO SECURITIES SHELF LLC

                                        By:       /s/ Curt Sidden
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                                                    Curt Sidden
                                                   Vice President
Date:  March 12, 2002